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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS






Year ended December 31
Dollars in thousands                                                     1998         1997         1996         1995         1994
===================================================================================================================================

EARNINGS
Income before taxes and cumulative effect of changes in
   accounting principles                                            $1,709,778   $1,618,599   $1,527,551     $627,012   $1,209,916
Fixed charges and preferred stock dividends excluding interest
   on deposits                                                       1,395,395    1,201,582    1,105,324    1,492,391    1,112,564
                                                                   ----------------------------------------------------------------
     Subtotal                                                        3,105,173    2,820,181    2,632,875    2,119,403    2,322,480
Interest on deposits                                                 1,471,108    1,456,587    1,428,771    1,551,816    1,159,242
                                                                   ----------------------------------------------------------------
     Total                                                          $4,576,281   $4,276,768   $4,061,646   $3,671,219   $3,481,722
                                                                   ================================================================

FIXED CHARGES
Interest on borrowed funds                                          $1,266,968   $1,098,365   $1,064,847   $1,455,069   $1,070,565
Interest component of rentals                                           37,374       29,312       29,839       31,283       32,247
Amortization of notes and debentures                                     1,394          833          816          927        1,761
Distributions on Mandatorily Redeemable Capital Securities
   of Subsidiary Trusts                                                 59,869       43,138        1,391
Preferred stock dividend requirements                                   29,790       29,934        8,431        5,112        7,991
                                                                   ----------------------------------------------------------------
     Subtotal                                                        1,395,395    1,201,582    1,105,324    1,492,391    1,112,564
Interest on deposits                                                 1,471,108    1,456,587    1,428,771    1,551,816    1,159,242
                                                                   ----------------------------------------------------------------
     Total                                                          $2,866,503   $2,658,169   $2,534,095   $3,044,207   $2,271,806
                                                                   ================================================================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
   DIVIDENDS
Excluding interest on deposits                                            2.23x        2.35x        2.38x        1.42x        2.09x
Including interest on deposits                                            1.60         1.61         1.60         1.21         1.53
===================================================================================================================================
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